Exhibit 99.1

ImmunoGen Announces Departure of Sandra Poole

WALTHAM, Mass., January 23, 2017 — ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that Sandra Poole, Executive Vice President, Technical Operations and Commercial Development, will leave the Company at the end of January to pursue other opportunities. Thomas Ryll, Ph.D. and Vice President, Technical Operations, will assume responsibility for the Company’s manufacturing and supply chain operations, reporting directly to Mark Enyedy, President and Chief Executive Officer of ImmunoGen.

“I thank Sandra for the significant contributions she has made to ImmunoGen since joining the Company in 2014,” stated Enyedy. “Sandra built a talented Technical Operations organization, and a strong network of manufacturing partners ensuring the reliable supply of high-quality products and CMC readiness to support our development and collaborator programs. We wish Sandra the very best and look forward to Thomas taking on a broader leadership role as ImmunoGen evolves into a fully-integrated oncology company.”

Dr. Ryll joined ImmunoGen in 2015 and previously oversaw ImmunoGen’s manufacturing facility, Process and Analytical Development, external manufacturing, and Environmental Health and Safety.  He has more than 20 years of experience in biologics operations and technology development, spanning all aspects of mammalian cell culture biomanufacturing. Dr. Ryll previously held positions of increasing responsibility at Genentech, Abgenix, Tanox and, most recently, nine years with Biogen.

“I greatly appreciate the opportunity to work with such a talented team of professionals, committed to delivering innovative therapies to patients with cancer.  ImmunoGen is at an exciting point in its evolution and I’m confident the Company will continue to be a leader in ADCs,” said Ms. Poole.

About ImmunoGen, Inc.

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen’s lead product candidate, mirvetuximab soravtansine is in Phase 3 testing for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen’s ADC technology is used in Roche’s marketed product, Kadcyla®, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

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Investor Contact:

Sarah Kiely, ImmunoGen, Inc.
781-895-0600
sarah.kiely@immunogen.com

Media Contacts:

Amy Reilly, ImmunoGen, Inc.
781-895-0138
amy.reilly@immunogen.com

Robert Stanislaro, FTI Consulting Inc.
212-850-5657
robert.stanislaro@fticonsulting.com